WANG CHEN CONFIDENTIALITY AND RIGHTS AGREEMENT

THIS AGREEMENT (“Agreement”) is made by and between Shengkai Innovations, Inc. (“Company”) and Wang Chen (“Wang”).

1.	Definitions.

a.           “Company” means the Company and any corporation or other business enterprise directly or indirectly controlling, controlled by or under common control with Shengkai Innovations, Inc., whether before or after the execution of this Agreement.

b.           “Customer” means customers, clients, licensors, licensees, agents, consultants, suppliers and contractors of the Company.

c.           “Confidential Information” means all information, whether or not reduced to writing, possessed by the Company, or relating to the business of the Company or its Customers, or any actual or demonstrably anticipated research and development of the Company or its Customers, which is not generally known in the trade, including, but not limited to, trade secrets, proprietary information, know-how, formulae, recipes, methods, processes, mixtures, customer lists, computer programs and software, and including Inventions (as hereinafter defined), and information conceived, originated or developed by Wang during any period of employment with the Company, whether alone or with others.  For the avoidance of doubt, and further to and not in limitation of the foregoing, the “recipe” to the unique method for creating structural ceramic valves referred to in that certain Preliminary Prospectus Supplement of the Company dated November 18, 2010, is Confidential Information of the Company, and the Company owns all rights, title and interest in and to this recipe, and any and all modifications, additions or improvements in or related thereto.

d.           “Inventions” means all discoveries, inventions, improvements, innovations, ideas, concepts and other developments, including, but not limited to, methods, recipes, processes, computer programs and software, relating to the business of the Company, or any actual or demonstrably anticipated research or development of the Company, made or conceived by Wang in whole or in part during any period of employment with the Company, whether alone or with others, and whether or not patentable or reduced to practice.

2.           Consideration.  This Agreement is entered in consideration of the employment of Wang by the Company, who currently serves as of the date hereof as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

3.           Confidentiality.  Wang agrees to maintain the confidentiality of all Confidential Information, both during and subsequent to any periods of employment with the Company, and Wang will not, without express written authorization by the Company, directly or indirectly reveal or cause to be revealed any such Confidential Information to any person other than to Company employees who are authorized to receive such Confidential Information in order to perform their duties for the Company, nor will Wang use any such Confidential Information to the detriment of the Company or its Customers, or other than in the course of Wang’s employment with the Company.

4.           Return of Confidential Material.  In the event that Wang’s employment with the Company is terminated for any reason whatsoever, Wang agrees promptly to deliver to the Company all Confidential Information Wang possess, and Wang will not take or keep any Confidential Information, whether in its original form or as copies, upon and following the termination of Wang’s employment.

5.           Return of Documents.  All memoranda, notes, notebooks, reports, drawings, photographs, plans, papers, recordings, tapes, computer discs or other forms of records, made or compiled by, or made available to, the Wang during the course of Wang’s employment, and any abstracts thereof, whether or not they contain Confidential Information, are and shall be the property of the Company and shall be immediately delivered by Wang to the Company at its request or upon termination of Wang’s employment.

6.	Rights In and To Inventions.

a.           Wang hereby assigns and transfers to the Company without further consideration Wang’s entire right, title and interest in and to all Inventions.

b.           Wang shall disclose any Invention promptly and fully in writing to Wang’s immediate supervisor at the Company, with a copy to the President of the Company, to enable the Company to determine whether the Invention is subject to this Agreement, regardless of whether Wang believes the Invention belongs to him.  To the extent that such an Invention may belong to the Wang, the Company shall protect such disclosures to the same extent that it protects its own similar proprietary information.  The Company, however, shall have no such obligations to the extent such an Invention is owned by the Company.

c.           Wang will, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by this Agreement, and will preserve any such Invention as Confidential Information of the Company.

d.           Wang shall, upon request by the Company, assist the Company or its designee (at Company’s expense) in every reasonable way during and at any time after Wang’s employment to patent and defend the Company’s or its designee’s title to any Inventions in any and all countries, which patents shall be and remain the sole and exclusive property of the Company or its nominee.

7.	Other Rights.

a.           It is understood and agreed that any photographs, illustrations, writings, designs, software, code or other material eligible for copyright protection, created by Wang during Wang’s employment by the Company, whether created solely by Wang or with others, and whether created on or off the Company’s premises, for the Company and/or submitted to the Company, shall be works-made-for-hire within the meaning of the United States Copyright Act.  In the event any such materials are determined not to be a work-made-for-hire, or any other issue arises affecting the Company’s right and title in and to such materials, Wang hereby transfers and assigns to the Company, without further consideration, Wang’s entire right, title and interest in and to all such materials.

b.           Wang will, at the Company’s request, promptly execute a written assignment of title to the Company for any such materials required to be assigned by this Agreement, and will preserve any such materials as Confidential Information of the Company.

c.           Wang acknowledges and agrees that the Company may modify, crop, retouch, edit, revise or otherwise alter such materials, and that publication, sale, distribution, and/or usage of any such material is at the Company’s sole discretion.

8.           Wang’s Name and Likeness.  Wang acknowledges and agrees that the Company may use Wang’s name and likeness in its publications, and in connection with the business of Company, including but not limited to, the promotion, advertisement, marketing and sale of Company’s products and services.

9.           Extension of Obligations and Agreement to Previous and Future Employment.  Wang understands and agrees that the provisions of this Agreement extend to all previous and future periods of Wang’s employment by the Company, and this Agreement shall continue to be in full force and effect without re-execution in the event Wang transfers between different employers within the Company, whether or not there are periods between such transfers during which the Wang is not employed by any employer within the Company.

10.         Trade Secrets and Confidential Information of Others.  Wang represents and warrants that Wang’s performance of all the terms of this Agreement, and as an employee of the Company, does not and shall not breach any agreement with any other party, including but not limited to, agreements regarding non-competition or to keep in confidence proprietary or confidential information of another party, and that Wang shall not disclose to the Company, or induce the Company to use, any proprietary or confidential information belonging to any other party including but not limited to a previous employer.

11.         Non-limitation of Rights.  This Agreement shall not be construed to limit in any way any “shop rights” or other common law or contractual right of the Company by virtue of its relationship with the Wang.

12.         Modification.  This Agreement may only be modified or terminated by an instrument in writing, signed by the Wang and the Company; provided, however, that Company may from time to time publish and adopt supplementary policies with respect to the subject matter of this Agreement, and Wang agrees that such supplemental policies shall be binding upon Wang.

13.         Remedies.  Wang and Company acknowledge and stipulate that the covenants and agreements contained in this Agreement are of a special nature, and that any breach, violation or evasion by Wang of the terms of this Agreement will result in immediate and irreparable injury and harm to the Company, and will cause damage to the Company in amounts difficult to ascertain.  Accordingly, the Company shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as to all other legal or equitable remedies to which the Company may be entitled, including, without limitation, termination of the employment of Wang.

14.         Entire Agreement.  Wang hereby acknowledges receipt of a signed counterpart of this Agreement, and acknowledges that it is Wang’s entire Agreement with the Company with respect to the subject matter hereof, thereby superseding any previous oral or written understanding or agreements with the Company or any officer or representative of the Company.  Nothing in this Agreement shall be deemed to be a contract of employment for a definite period of time, or to limit the right of the Company to terminate the employment of the Wang, with or without cause.

15.         Severability.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provisions shall be severed or otherwise modified as may best preserve the intention of the parties hereto, and the Agreement as so modified shall remain in full force and effect.

16.         Successors and Assigns.  This Agreement shall be binding upon Wang’s heirs, executors, administrators and other legal representatives, and is for the benefit of the Company, it successors and assigns.

17.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York without regard to its choice of law provisions.

IN WITNESS WHEREOF, the parties hereby set their hands as of this 24th day of November, 2010.

Shengkai Innovations, Inc

/s/ Wang Chen	By:	/s/ Ming He
Wang Chen
Address:	Address: No. 27, Wang Gang Road, Jin Nan (Shuang Gang) Economic and Technology Development Area, Tianjin, People’s Republic of China 300350